Exhibit 1.2

Churchill Capital Corp II

640 Fifth Avenue, 12th Floor

New York, NY 10019

July 1, 2019

Citigroup Global Markets Inc.

As Representative of the several Underwriters

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re: Underwriting Agreement

Ladies and Gentlemen:

Reference is made to that certain Underwriting Agreement, dated June 26, 2019, by and among Churchill Capital Corp II, a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as representative (the “Representative”) of the several underwriters named on Schedule I thereto (the “Underwriting Agreement”). Except as otherwise specifically provided herein, all capitalized terms used herein shall have the meanings ascribed to them in the Underwriting Agreement.

The Underwriting Agreement is hereby amended by this letter agreement (this “Amendment”), effective as of the date first listed above, as follows:

1.                  The first sentence of Section 2(b) of the Underwriting Agreement is hereby replaced with the following two sentences:

“Subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to 9,000,000 Option Securities. Up to 1,060,000 of the Option Securities shall be purchased at the same purchase price per Unit as the Underwriters shall pay for the Underwritten Securities, and the remaining up to 7,940,000 Option Securities shall be purchased at a price of $10.00 per Unit.”

2.                  The first sentence of Section 2(c) of the Underwriting Agreement is hereby replaced with the following sentence:

“In addition to the discount from the public offering price represented by the purchase price set forth in the first sentence of each of Sections 2(a) and 2(b) of this Agreement, the Company hereby agrees to pay to the Underwriters a deferred discount of (i) $0.35 per Underwritten Security purchased hereunder and (ii) $0.35 per Option Security purchased hereunder, but solely with respect to up to 1,060,000 Option Securities (the “Deferred Discount”).”

3.                  The reference to “$9.80 per Option Security” in Section 3(c) is hereby replaced with the following:

“$9.80 per Option Security, with respect to up to 1,060,000 of the Option Securities, and $10.00 per Option Security with respect to the remaining up to 7,940,000 Option Securities, if any,”

Except as expressly modified herein, all of the terms of the Underwriting Agreement shall remain in full force and effect.

This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Amendment may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly indicate your acceptance in the space provided for that purpose below, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer

The foregoing Amendment is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Raphie Syed
Name: Raphie Syed
Title: Director
For itself and the other several Underwriters named in Schedule I to the Underwriting Agreement.

[Signature Page to Amendment to Underwriting Agreement]